Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form F-3 No. 333-280286) of Melco Resorts & Entertainment Limited,

2.	Registration Statement (Form S-8 No. 333-185477) pertaining to the 2011 Share Incentive Plan of Melco Resorts & Entertainment Limited, and

3.	Registration Statement (Form S-8 No. 333-261554) pertaining to the 2021 Share Incentive Plan of Melco Resorts & Entertainment Limited;

of our report dated March 22, 2024, (except for Note 22, as to which the date is March 21, 2025), with respect to the consolidated financial statements and schedule of Melco Resorts & Entertainment Limited included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Singapore

March 13, 2026